Contacts:

Kenna Pope, Telephone 360.344.3233 ext 119
Kenna.Pope@icmobil.com

Intellicheck Mobilisa, Inc. Acquires Positive Access Corporation

Port Townsend, WA – September 1, 2009: Intellicheck Mobilisa, Inc. (NYSE Amex: IDN), a global leader in access control and wireless security systems, has acquired Positive Access Corporation, the leading competitor to Intellicheck Mobilisa for developing drivers’ license reading software, for a combination of stock and cash.

Positive Access Corporation is a Minnesota-based developer and marketer of drivers’ license software developer kits. Its software is included in drivers’ license scanning systems at hundreds of locations, adding two new Fortune 20 companies, bringing the combined company’s customer list to a total of seven of the top twenty.

“Acquiring Positive Access was a logical step for Intellicheck Mobilisa. Its market space was similar to our commercial identity product line,” said Dr. Nelson Ludlow, CEO of Intellicheck Mobilisa. “With this accretive deal, we have absorbed the company as a subsidiary to operate under our commercial business group, and the clients we pick up as a result offer increased revenue generating opportunities.”

Intellicheck Mobilisa’s award-winning support team, that provides 24/7 support to all its customers via its 1-866-SCAN4ID number, will start providing that same high level of support to its newly gained customer base.

“Our new customers will appreciate the increased level of service, and maintain the same high level of quality of products,” stated Steve Williams, IDN’s Chief Operating Officer.  “Further, they will have access to Intellicheck Mobilisa’s wide range of hardware and software products beyond a software developer kit. We will be providing one-stop shopping for our identity customers.”

Although the deal is accretive, Intellicheck Mobilisa expects to see modest initial increases of revenue directly from Positive Access Corporation, while the primary benefit will be the reduction of lost business opportunity.

The transaction closed effective August 31, 2009, and the total purchase price was $2.225 Million. The terms include $625,000 in initial cash payment, and $800,000 of IDN stock, with remaining payments in stock and cash at twelve and twenty-four months from closing. As part of the agreement, the two principals of Positive Access, Fred Zimmerman, Chief Executive Officer and Co-Founder, and Charles Bacas, Chief of Market Development and Co-Founder, will remain as consultants for one year to aid in the acquisition and transition process.

“I’m very pleased that the founders of Positive Access will be staying on through this transition process,” stated Dr. Ludlow. “They bring years of experience to the table, and we are glad to have them with us. They believe in the combined company and are now shareholders.”

For more news and information on Intellicheck Mobilisa, Inc. please visit www.icmobil.com where you can find the CEO’s video, a fact sheet on the company, investor presentations, and more.

About Positive Access Corporation
Positive Access develops and markets driver's license software for reading and decoding the digital information from the magnetic stripe and the 2D barcode on state-issued driver's license cards. For more information, visit http://www.positiveaccess.com.

About Intellicheck Mobilisa, Inc.
Intellicheck Mobilisa is a leading technology company, developing and marketing wireless technology and identity systems for various applications including: mobile and handheld wireless devices for the government, military and commercial markets.  Products include the Defense ID system, an advanced ID card access control product currently protecting over 70 military and federal locations, and ID-Check, patented technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issue IDs from U.S. and Canadian jurisdictions for the financial, hospitality and retail markets.

Safe Harbor Statement
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as “will,” “believe,” “expect,” “anticipate,” “encouraged,” and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company’s management identify forward-looking statements. Actual results may differ materially from the information presented here. Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time to time in the company’s filings with the SEC. We do not assume any obligation to update the forward-looking information.

Contact:
The Investor Relations Group
James Carbonara, 212-825-3210
or
Media Relations:
Laura Colontrelle, 212-825-3210